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                                                                    Exhibit 10.5
                                  April 3,1996

[name]
[address]
[address]

     RE:  STOCK OPTIONS

Dear [name]:

     This is to confirm for you that, by action of the Board of Directors of the Grand Union Company, on December 12, 1995, you were granted a stock option giving you the right to purchase Five Thousand (5,000) shares of Grand Union Common Stock at an exercise price of $5.75 per share. This stock option will become fully exercisable following stockholder approval of the 1995 Non-employee Directors' Stock Option Plan (the Directors' Plan), according to the following schedule:

     No. of Shares            Vesting Date
     -------------            ------------
     1,666                    on stockholder approval
     1,667                    December 12, 1996
     1,667                    December 12, 1997


     The terms of your option, including exercise provisions and expiration terms, are all set forth in the Directors' Plan, a copy of which is attached for your convenience. To acknowledge your receipt and acceptance of this letter, please sign the enclosed copy and return it to my attention.

     If you have any questions, please do not hesitate to contact either me (201-890-6340) or John Schroeder (201-890-6761).

                                   Sincerely,

                                   /s/ Kenneth R. Baum
                                   -------------------
                                   Kenneth R. Baum
                                   Senior Vice President, Chief
                                   Financial Officer and Secretary
 Acknowledged and Accepted


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